HomeTrust Bancshares, Inc. Announces Financial Results for the Third Quarter of Fiscal Year 2023 and Quarterly Dividend
Highlighted by Completion of Merger with Quantum Capital Corp.
ASHEVILLE, N.C., April 26, 2023 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of fiscal year 2023 and approval of its quarterly cash dividend.
Results for the quarter ended March 31, 2023 include the impact of the merger of Quantum Capital Corp. ("Quantum") into the Company effective February 12, 2023. The addition of Quantum contributed total assets of $656.7 million, including loans of $561.9 million, and $570.6 million of deposits, all reflecting the impact of purchase accounting adjustments. Merger-related expenses of $4.7 million and $5.5 million were recognized during the three and nine months ended March 31, 2023, while a $5.3 million provision for credit losses was recognized during the three months ended March 31, 2023 to establish allowances for credit losses on both Quantum's loan portfolio and off-balance-sheet credit exposure. Quantum's scheduled core system conversion was completed in March.
For the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022:
•net income was $6.7 million compared to $13.7 million;
•diluted earnings per share ("EPS") was $0.40 compared to $0.90;
•annualized return on assets ("ROA") was 0.69% compared to 1.54%;
•annualized return on equity ("ROE") was 6.21% compared to 13.37%;
•net interest income was $41.5 million compared to $37.5 million;
•net interest margin was 4.55% compared to 4.53%;
•provision for credit losses was $8.8 million compared to $2.2 million;
•noninterest income was $8.3 million compared to $8.5 million;
•net organic loan growth was $104.1 million, or 14.2% annualized, compared to $121.9 million, or 17.4% annualized; and
•quarterly cash dividends of $0.10 per share totaling $1.7 million compared to $1.5 million.
For the nine months ended March 31, 2023 compared to the nine months ended March 31, 2022:
•net income was $29.6 million compared to $29.6 million;
•diluted EPS was $1.90 compared to $1.84;
•annualized ROA was 1.07% compared to 1.12%;
•annualized ROE was 9.52% compared to 9.91%;
•net interest income was $113.5 million compared to $81.9 million;
•net interest margin was 4.40% compared to 3.34%;
•provision for credit losses was $15.0 million compared to a net benefit of $4.0 million;
•noninterest income was $24.2 million compared to $29.4 million;
•net organic loan growth was $307.8 million, or 15.1% annualized, compared to $34.9 million, or 1.8% annualized; and
•cash dividends of $0.29 per share totaling $4.5 million compared to $0.26 per share totaling $4.1 million.
The unrealized loss on our available for sale investment portfolio was $3.9 million, or 2.5% of book value, compared to $3.1 million, or 2.4% of book value as of March 31, 2023 and June 30, 2022, respectively. No held to maturity securities were held as of either date.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per common share payable on June 1, 2023 to shareholders of record as of the close of business on May 18, 2023.
“We are pleased with the continuation of our strong core financial results in spite of industry headwinds and expenses related to our merger with Quantum,” said Hunter Westbrook, President and Chief Executive Officer. “Our well-positioned balance sheet allowed us to continue benefiting from the rising interest rate environment, resulting in the expansion of our net interest margin to 4.55% for the quarter. While we intend to take a prudent approach by limiting loan growth in the coming quarters, credit quality remains strong with nonperforming classified credits at historically low levels.
“The liquidity and tangible common equity concerns experienced by some institutions are not significant risks to HomeTrust. Overall, our deposit portfolio has remained steady with a diverse depositor base including urban and rural areas over parts of five states. Our average deposit account balance is just $33,000 and only 20% of our deposits are uninsured. In addition, we continue to maintain a short duration investment portfolio which has benefited our net interest margin as rates have risen and prevented any large unrealized losses that could have eroded our equity.
“Lastly, we were excited to welcome the customers and talented group of bankers from Quantum to the HomeTrust team this quarter. With this merger behind us, we look forward to working together to increase shareholder value.”
WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended March 31, 2023 and December 31, 2022
Net Income.  Net income totaled $6.7 million, or $0.40 per diluted share, for the three months ended March 31, 2023 compared to net income of $13.7 million, or $0.90 per diluted share, for the three months ended December 31, 2022, a decrease of $7.0 million, or 50.7%. The results for the three months ended March 31, 2023 were negatively impacted by increases of $6.5 million in the provision for credit losses and $6.8 million in noninterest expense, partially offset by a $4.0 million increase in net interest income. These changes were primarily related to the merger with Quantum completed this quarter. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	March 31, 2023			December 31, 2022
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,413,641	$47,908	5.69%	$2,999,207	$38,995	5.16%
Commercial paper	—	—	—	34,487	184	2.12
Debt securities available for sale	156,778	1,183	3.06	167,818	1,151	2.72
Other interest-earning assets(2)	124,120	1,575	5.15	86,430	1,072	4.92
Total interest-earning assets	3,694,539	50,666	5.56	3,287,942	41,402	5.00
Other assets	253,746			236,159
Total assets	$3,948,285			$3,524,101
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$645,011	$976	0.61%	$627,548	$571	0.36%
Money market accounts	1,133,415	4,338	1.55	954,007	1,935	0.80
Savings accounts	230,820	48	0.08	236,027	45	0.08
Certificate accounts	515,326	2,502	1.97	444,845	1,052	0.94
Total interest-bearing deposits	2,524,572	7,864	1.26	2,262,427	3,603	0.63
Junior subordinated debt	5,299	109	8.34	—	—	—
Borrowings	98,400	1,239	5.11	26,063	254	3.87
Total interest-bearing liabilities	2,628,271	9,212	1.42	2,288,490	3,857	0.67
Noninterest-bearing deposits	830,510			785,785
Other liabilities	49,674			44,333
Total liabilities	3,508,455			3,118,608
Stockholders' equity	439,830			405,493
Total liabilities and stockholders' equity	$3,948,285			$3,524,101
Net earning assets	$1,066,268			$999,452
Average interest-earning assets to average interest-bearing liabilities	140.57%			143.67%
Non-tax-equivalent
Net interest income		$41,454			$37,545
Interest rate spread			4.14%			4.33%
Net interest margin(3)			4.55%			4.53%
Tax-equivalent(4)
Net interest income		$41,744			$37,832
Interest rate spread			4.17%			4.36%
Net interest margin(3)			4.58%			4.56%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $290 and $287 for the three months ended March 31, 2023 and December 31, 2022, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended March 31, 2023 increased $9.3 million, or 22.4%, compared to the three months ended December 31, 2022, which was driven by a $8.9 million, or 22.9%, increase in interest income on loans. Accretion income on acquired loans of $353,000 and $195,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Beyond accretion income, the increase was driven by a continued increase in the average yield on loans and the inclusion of Quantum's loan portfolio for roughly half a quarter.
Total interest expense for the three months ended March 31, 2023 increased $5.4 million, or 138.8%, compared to the three months ended December 31, 2022. The increase was the result of increases in the average cost of funds across funding sources, an increase in average deposits outstanding and the inclusion of junior subordinated debt assumed from Quantum.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$4,324	$4,589	$8,913
Commercial paper	(184)	—	(184)
Debt securities available for sale	(102)	134	32
Other interest-earning assets	432	71	503
Total interest-earning assets	4,470	4,794	9,264
Interest-bearing liabilities
Interest-bearing checking accounts	(6)	411	405
Money market accounts	267	2,136	2,403
Savings accounts	(2)	5	3
Certificate accounts	111	1,339	1,450
Junior subordinated debt	109	—	109
Borrowings	677	308	985
Total interest-bearing liabilities	1,156	4,199	5,355
Net increase in interest income			$3,909
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses ("CECL") model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Provision for credit losses
Loans	$8,360	$2,425	$5,935	245%
Off-balance-sheet credit exposure	400	(85)	485	571
Commercial paper	—	(100)	100	100
Total provision for credit losses	$8,760	$2,240	$6,520	291%
For the quarter ended March 31, 2023, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $0.1 million during the quarter:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$2.0 million provision driven by loan growth and changes in the loan mix.
•$1.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.2 million increase in specific reserves on individually evaluated credits.
For the quarter ended December 31, 2022, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $1.9 million during the quarter:
•$1.6 million provision driven by loan growth and changes in the loan mix.
•$0.4 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.5 million reduction of specific reserves on individually evaluated credits, which was tied to two relationships which were fully charged-off during the quarter.
For the quarter ended March 31, 2023, a provision of $0.4 million was also recorded to establish an allowance on Quantum's off-balance-sheet credit exposure. For the quarter ended December 31, 2022, the change was the result of changes in the balance of loan commitments as well as changes in the loan mix and changes in the projected economic forecast outlined above.

Noninterest Income.  Noninterest income for the three months ended March 31, 2023 decreased $0.1 million, or 1.7%, when compared to the quarter ended December 31, 2022. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,256	$2,523	$(267)	(11)%
Loan income and fees	562	647	(85)	(13)
Gain on sale of loans held for sale	1,811	1,102	709	64
BOLI income	522	494	28	6
Operating lease income	1,505	1,156	349	30
Gain (loss) on sale of premises and equipment	900	1,127	(227)	(20)
Other	754	1,405	(651)	(46)
Total noninterest income	$8,310	$8,454	$(144)	(2)%
•Gain on sale of loans held for sale: The increase in the gain on sale of loans held for sale was primarily driven by an increase in volume of SBA loans sold during the period. During the quarter ended March 31, 2023, there were $16.6 million in sales of the guaranteed portion of SBA commercial loans with gains of $1.2 million compared to $8.2 million sold and gains of $568,000 for the quarter ended December 31, 2022. There were $6.4 million of residential mortgage loans originated for sale which were sold during the current quarter with gains of $147,000 compared to $7.3 million sold with gains of $183,000 in the prior quarter. There were $35.2 million of home equity lines of credit ("HELOCs") sold during the current quarter for a gain of $354,000 compared to $41.4 million sold and gains of $340,000 in the prior quarter.
•Operating lease income: The increase in operating lease income was the result of a net gain of $17,000 at the end of operating leases for the quarter ended March 31, 2023 versus a net loss of $337,000 for the quarter ended December 31, 2022.
•Gain (loss) on sale of premises and equipment: During the quarter ended March 31, 2023, one property was sold for a gain of $900,000. During the quarter ended December 31, 2022, two properties were sold for a combined gain of $1.6 million, partially offset by additional impairment of $420,000 on premises and equipment associated with prior branch closures.
•Other: The decrease in other income was driven by a $721,000 gain recognized during the quarter ended December 31, 2022 on the sale of closely held equity securities which the Company obtained through a prior bank acquisition. No such sales occurred during the quarter ended March 31, 2023.
Noninterest Expense.  Noninterest expense for the three months ended March 31, 2023 increased $6.8 million, or 25.9%, when compared to the three months ended December 31, 2022. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$16,246	$14,484	$1,762	12%
Occupancy expense, net	2,467	2,428	39	2
Computer services	2,911	2,796	115	4
Telephone, postage and supplies	613	575	38	7
Marketing and advertising	372	481	(109)	(23)
Deposit insurance premiums	612	546	66	12
Core deposit intangible amortization	606	26	580	2,231
Merger-related expenses	4,741	250	4,491	1,796
Other	4,265	4,490	(225)	(5)
Total noninterest expense	$32,833	$26,076	$6,757	26%
•Salaries and employee benefits: The increase in salaries and employee benefits expense is primarily the result of the inclusion of Quantum employees for half a quarter, partially offset by lower mortgage banking incentive pay as a result of the reduction in the volume of originations due to rising interest rates.
•Core deposit intangible amortization: The increase in amortization expense is a result of a $12.2 million core deposit intangible associated with the Company's merger with Quantum, which will be amortized on an accelerated basis over ten years.
•Merger-related expenses: With the closing of the Company's merger with Quantum, merger-related expenses increased both in anticipation of and after the closing. The most significant expenses incurred included the payout of severance and employment contracts, professional fees, termination of prior contracts, and conversion of IT systems which occurred during the quarter.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the three months ended March 31, 2023 decreased $2.6 million as a result of lower pre-tax income and permanent tax differences associated with employee stock options recognized during the current quarter.

Comparison of Results of Operations for the Nine Months Ended March 31, 2023 and March 31, 2022
Net Income.  Net income totaled $29.6 million, or $1.90 per diluted share, for the nine months ended March 31, 2023 compared to net income of $29.6 million, or $1.84 per diluted share, for the nine months ended March 31, 2022, a decrease of $37,000, or 0.1%. The results for the nine months ended March 31, 2023 were negatively impacted by an increase of $19.0 million in the provision for credit losses, a $5.2 million decrease in noninterest income, and a $7.4 million increase in noninterest expense driven by $5.5 million in merger-related expenses, partially offset by a $31.6 million increase in net interest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended
	March 31, 2023			March 31, 2022
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,095,358	$120,148	5.17%	$2,810,240	$81,440	3.86%
Commercial paper	83,506	1,300	2.07	211,739	869	0.55
Debt securities available for sale	153,178	3,012	2.62	124,053	1,319	1.42
Other interest-earning assets(2)	108,007	3,535	4.36	121,936	2,360	2.58
Total interest-earning assets	3,440,049	127,995	4.96	3,267,968	85,988	3.51
Other assets	244,271			259,535
Total assets	$3,684,320			$3,527,503
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$642,217	$1,814	0.38%	$640,194	$1,038	0.22%
Money market accounts	1,017,663	6,794	0.89	1,002,542	1,056	0.14
Savings accounts	235,312	137	0.08	224,664	120	0.07
Certificate accounts	478,712	4,117	1.15	447,623	1,814	0.54
Total interest-bearing deposits	2,373,904	12,862	0.72	2,315,023	4,028	0.23
Junior subordinated debt	1,741	109	8.34	—	—	—
Borrowings	41,585	1,505	4.82	48,894	45	0.12
Total interest-bearing liabilities	2,417,230	14,476	0.80	2,363,917	4,073	0.23
Noninterest-bearing deposits	805,555			719,872
Other liabilities	47,544			45,443
Total liabilities	3,270,329			3,129,232
Stockholders' equity	413,991			398,271
Total liabilities and stockholders' equity	$3,684,320			$3,527,503
Net earning assets	$1,022,819			$904,051
Average interest-earning assets to average interest-bearing liabilities	142.31%			138.24%
Non-tax-equivalent
Net interest income		$113,519			$81,915
Interest rate spread			4.16%			3.28%
Net interest margin(3)			4.40%			3.34%
Tax-equivalent
Net interest income		$114,383			$82,852
Interest rate spread			4.19%			3.31%
Net interest margin(3)			4.43%			3.38%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $864 and $937 for the nine months ended March 31, 2023 and March 31, 2022, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the nine months ended March 31, 2023 increased $42.0 million, or 48.9%, compared to the nine months ended March 31, 2022, which was driven by a $38.7 million, or 47.5%, increase in interest income on loans, a combined increase of $2.1 million, or 97.4%, in interest income on commercial paper and debt securities available for sale, and an increase of $1.2 million, or 49.8%, in interest income on other interest-earning assets. The overall increase in average yield on interest-earning assets and rate paid on liabilities was the result of rising interest rates. Specific to debt securities available for sale, the Company has intentionally maintained a relatively short-term duration portfolio which has allowed, and will continue to allow, the Company to take advantage of rising rates when reinvesting the proceeds of maturing instruments.
Total interest expense for the nine months ended March 31, 2023 increased $10.4 million, or 255.4%, compared to the nine months ended March 31, 2022. The increase was primarily the result of increases in the average cost of funds across all funding sources driven by higher market interest rates.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$8,263	$30,445	$38,708
Commercial paper	(526)	957	431
Debt securities available for sale	310	1,383	1,693
Other interest-earning assets	(270)	1,445	1,175
Total interest-earning assets	7,777	34,230	42,007
Interest-bearing liabilities
Interest-bearing checking accounts	3	773	776
Money market accounts	16	5,722	5,738
Savings accounts	6	11	17
Certificate accounts	126	2,177	2,303
Junior subordinated debt	109	—	109
Borrowings	(7)	1,467	1,460
Total interest-bearing liabilities	253	10,150	10,403
Net increase in interest income			$31,604
Provision (Benefit) for Credit Losses.  The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Nine Months Ended
(Dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Provision (benefit) for credit losses
Loans	$14,479	$(4,415)	$18,894	428%
Off-balance-sheet credit exposure	758	415	343	83
Commercial paper	(250)	(5)	(245)	(4,900)
Total provision (benefit) for credit losses	$14,987	$(4,005)	$18,992	474%
For the nine months ended March 31, 2023, the "loans" portion of the provision (benefit) for credit losses was the result of the following, offset by net charge-offs of $2.0 million during the period:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$0.9 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$4.9 million provision driven by loan growth and changes in the loan mix.
•$3.1 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.3 million reduction of specific reserves on individually evaluated credits, which was tied to two relationships which were fully charged-off during the period.
For the nine months ended March 31, 2022, the "loans" portion of the benefit for credit losses was driven by an improvement in the economic forecast, as more clarity was gained regarding the impact of COVID-19 upon the loan portfolio.
For the nine months ended March 31, 2023, a provision of $0.4 million was also recorded to establish an allowance on Quantum's off-balance-sheet credit exposure. The remainder of the change was the result of changes in the balance of loan commitments as well as changes in the loan mix and changes in the projected economic forecast outlined above, which is the same reasoning for the provision for the nine months ended March 31, 2022.

Noninterest Income.  Noninterest income for the nine months ended March 31, 2023 decreased $5.2 million, or 17.8%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Nine Months Ended
(Dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$7,117	$7,101	$16	—%
Loan income and fees	1,779	2,536	(757)	(30)
Gain on sale of loans held for sale	4,499	10,927	(6,428)	(59)
BOLI income	1,543	1,500	43	3
Operating lease income	4,246	4,920	(674)	(14)
Gain (loss) on sale of premises and equipment	2,015	(87)	2,102	2,416
Other	2,963	2,496	467	19
Total noninterest income	$24,162	$29,393	$(5,231)	(18)%
•Loan income and fees: The decrease in loan income and fees was driven by lower underwriting fees, interest rate swap fees, and prepayment penalties in the current period compared to the same period last year, all of which were impacted by rising interest rates.
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by a decrease in volume of SBA loans and residential mortgages sold during the period as a result of rising interest rates. During the nine months ended March 31, 2023, there were $36.9 million of sales of the guaranteed portion of SBA commercial loans with gains of $2.7 million compared to $43.5 million sold and gains of $4.5 million for the corresponding period in the prior year. There were $34.6 million of residential mortgage loans originated for sale which were sold during the current period with gains of $823,000 compared to $204.1 million sold with gains of $5.6 million for the corresponding period in the prior year. There were $99.4 million of HELOCs sold during the current period for a gain of $897,000 compared to $97.2 million sold and gains of $581,000 for the corresponding period in the prior year. Lastly, $11.5 million of indirect auto finance loans were sold out of the held for investment portfolio during the nine months ended March 31, 2022 for a gain of $205,000. No such sales occurred in the same period in the current year.
•Operating lease income: The decrease in operating lease income was the result of lower contractual earnings as well as gains or losses incurred at the end of operating leases, where we recognized a net loss of $172,000 for the nine months ended March 31, 2023 versus a net loss of $17,000 in the same period last year.
•Gain (loss) on sale of premises and equipment: During the nine months ended March 31, 2023 three properties were sold for a combined gain of $2.5 million, partially offset by additional impairment of $420,000 on premises associated with prior branch closures. For the nine months ended March 31, 2022, no sales occurred but $87,000 of additional impairment was recorded on premises held for sale.
•Other: The increase in other income was driven by a $721,000 gain recognized on the sale of closely held equity securities which the Company obtained through a prior bank acquisition. No such sales occurred in the same period in the prior year.
Noninterest Expense.  Noninterest expense for the nine months ended March 31, 2023 increased $7.4 million, or 9.5%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Nine Months Ended
(Dollars in thousands)	March 31, 2023	March 31, 2022	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$45,545	$44,882	$663	1%
Occupancy expense, net	7,291	7,201	90	1
Computer services	8,470	7,817	653	8
Telephone, postage and supplies	1,791	1,946	(155)	(8)
Marketing and advertising	1,443	2,110	(667)	(32)
Deposit insurance premiums	1,700	1,280	420	33
Core deposit intangible amortization	666	208	458	220
Merger-related expenses	5,465	—	5,465	100
Other	12,627	12,194	433	4
Total noninterest expense	$84,998	$77,638	$7,360	9%
•Computer services: The increase in expense between periods is due to continued investments in technology as well as increases in the cost of services provided by third parties.
•Marketing and advertising: The decrease in expense is primarily driven by a reduction in traditional media advertising (print, billboards, etc.) in favor of digital platforms at lower costs during the current fiscal year.
•Deposit insurance premiums: The increase in expense can be traced to an increase in rates the Company is charged for deposit insurance and the inclusion of Quantum's deposit portfolio for roughly half a quarter.

•Core deposit intangible amortization: The increase in amortization expense during the nine months ended March 31, 2023 is a result of a $12.2 million core deposit intangible associated with the Company's merger with Quantum, which will be amortized on an accelerated basis over ten years.
•Merger-related expenses: These are expenses related to the merger of Quantum into the Company. The most significant expenses incurred included the payout of severance and employment contracts, due diligence, professional fees, termination of prior contracts, due diligence, and conversion of IT systems which occurred during the period.
•Other: During the nine months ended March 31, 2023 the Company wrote off $350,000 in previously capitalized costs associated with a technology project which the Company is no longer pursuing. No such expense was incurred in the prior period.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the nine months ended March 31, 2023 increased $58,000 compared to the prior period.
Balance Sheet Review
Total assets increased by $977.7 million to $4.5 billion and total liabilities increased by $908.3 million to $4.1 billion, respectively, at March 31, 2023 as compared to June 30, 2022. The majority of these changes were the result of the Company's merger with Quantum.
Stockholders' equity increased $69.4 million to $458.2 million at March 31, 2023 as compared to June 30, 2022. Activity within stockholders' equity included $29.6 million in net income, $37.7 million in stock issued in connection with the Company's merger with Quantum, $7.6 million in stock-based compensation and stock option exercises, offset by $4.5 million in cash dividends declared and a $0.6 million increase in accumulated other comprehensive loss associated with available for sale debt securities. As of March 31, 2023, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $47.5 million, or 1.30% of total loans, at March 31, 2023 compared to $34.7 million, or 1.25% of total loans, as of June 30, 2022. The drivers of this change are discussed in the "Nine Months Ended March 31, 2023 and March 31, 2022" section above.
Net loan charge-offs totaled $2.0 million, or 0.09% as a percentage of average loans, for the nine months ended March 31, 2023 compared to $19,000, or 0.00% as a percentage of average loans, for the same period last year.
Nonperforming assets increased by $1.7 million, or 27.1%, to $8.0 million, or 0.18% of total assets, at March 31, 2023 compared to $6.3 million, or 0.18% of total assets, at June 30, 2022. Nonperforming assets included $7.9 million in nonaccruing loans and $123,000 of real estate owned ("REO") at March 31, 2023, compared to $6.1 million and $200,000 in nonaccruing loans and REO, respectively, at June 30, 2022. Nonperforming loans to total loans was 0.22% at March 31, 2023 and 0.22% at June 30, 2022.
The ratio of classified assets to total assets decreased to 0.49% at March 31, 2023 from 0.61% at June 30, 2022, mainly due to growth in the balance sheet as a result of the merger with Quantum. Classified assets increased $416,000, or 1.9%, to $22.0 million at March 31, 2023 compared to $21.5 million at June 30, 2022.
Merger with Quantum Capital Corp.
On February 12, 2023, the Company merged with Quantum Capital Corp. and its wholly owned subsidiary, Quantum National Bank, which operated two locations in the Atlanta metro area. The aggregate amount of consideration to be paid per the purchase agreement of approximately $70.8 million, inclusive of consideration of common stock, other cash consideration, and cash in lieu of fractional shares, included $15.9 million of cash consideration already paid by Quantum to its stockholders in advance of the closing date as is further described below. These distributions reduced Quantum's stockholders' equity by an equal amount prior to the transaction closing date.
The following table provides a summary of the assets acquired, liabilities assumed, and associated preliminary fair value adjustments by the Company as of the merger date. As provided for under Generally Accepted Accounting Principles, management has up to 12 months following the date of the merger to finalize the fair value adjustments.

(Dollars in thousands)	Quantum	Fair Value Adjustments	As Recorded by HomeTrust
Assets acquired
Cash and cash equivalents	$47,769	$—	$47,769
Debt securities available for sale	10,608	—	10,608
FHLB and FRB stock	1,125	—	1,125
Loans(1)	567,140	(5,207)	561,933
Premises and equipment	4,415	4,668	9,083
Accrued interest receivable	1,706	—	1,706
BOLI	9,066	—	9,066
Core deposit intangibles	—	12,210	12,210
Other assets	2,727	569	3,296
Total assets acquired	$644,556	$12,240	$656,796

(Dollars in thousands)	Quantum	Fair Value Adjustments	As Recorded by HomeTrust
Liabilities assumed
Deposits	$570,419	$183	$570,602
Junior subordinated debt	11,341	(1,408)	9,933
Other borrowings	24,728	—	24,728
Deferred income taxes	—	1,341	1,341
Other liabilities	3,334	—	3,334
Total liabilities assumed	$609,822	$116	$609,938

Net assets acquired			$46,858

Consideration paid
Common stock consideration
Shares of Quantum			574,157
Exchange ratio			2.3942
HomeTrust common stock issued			1,374,647
Price per share of HomeTrust common stock on February 10, 2023			$27.45
HomeTrust common stock consideration			$37,734
Cash consideration(2)			17,168
Total consideration			$54,902

Goodwill			$8,044
(1)Adjustments to Quantum's total loans include the elimination of Quantum's existing allowance for loan losses of $6.0 million, the recognition of an ACL at close on purchase credit deteriorated ("PCD") loans of $0.4 million, and adjustments to reflect the estimated credit fair value mark on the non-PCD loan portfolio of $3.0 million and the estimated interest rate fair value adjustment on the loan portfolio as a whole (non-PCD and PCD) of $7.9 million.
(2)As indicated in the Current Report on Form 8-K/A filed with the SEC on March 30, 2023, the amount of cash consideration paid at closing differs from the $57.54 per share, or $33.0 million, reported in the Current Report on Form 8-K filed on February 13, 2023, which announced the closing of the merger. Consistent with the merger agreement, between the execution of the merger agreement and the transaction closing date, Quantum's principal stockholders had the option to withdraw some or all of the amount of cash consideration to eventually be paid at closing in advance of the closing date. The amount of cash consideration paid at closing was reduced by the amount withdrawn during this time period.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of March 31, 2023, the Company had assets of $4.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown), Southwest Virginia (including the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the remaining effect of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in our market areas; expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities, including the Company's recent merger with Quantum Capital Corp., might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022(1)	March 31, 2022
Assets
Cash	$18,262	$15,825	$18,026	$20,910	$19,783
Interest-bearing deposits	296,151	149,209	76,133	84,209	32,267
Cash and cash equivalents	314,413	165,034	94,159	105,119	52,050
Commercial paper, net	—	—	85,296	194,427	312,918
Certificates of deposit in other banks	33,102	29,371	27,535	23,551	28,125
Debt securities available for sale, at fair value	154,718	147,942	161,741	126,978	106,315
FHLB and FRB stock	19,125	13,661	9,404	9,326	10,451
SBIC investments, at cost	13,620	12,414	12,235	12,758	12,589
Loans held for sale, at fair value	1,209	518	—	—	—
Loans held for sale, at the lower of cost or fair value	89,172	72,777	76,252	79,307	85,263
Total loans, net of deferred loan fees and costs	3,649,333	2,985,623	2,867,783	2,769,295	2,699,538
Allowance for credit losses – loans	(47,503)	(38,859)	(38,301)	(34,690)	(31,034)
Loans, net	3,601,830	2,946,764	2,829,482	2,734,605	2,668,504
Premises and equipment, net	74,107	65,216	68,705	69,094	69,629
Accrued interest receivable	13,813	11,076	9,667	8,573	7,980
Deferred income taxes, net	10,894	11,319	11,838	11,487	12,494
Bank owned life insurance ("BOLI")	105,952	96,335	95,837	95,281	94,740
Goodwill	33,682	25,638	25,638	25,638	25,638
Core deposit intangibles, net	11,637	32	58	93	135
Other assets	49,596	48,918	47,339	52,967	54,954
Total assets	$4,526,870	$3,647,015	$3,555,186	$3,549,204	$3,541,785
Liabilities and stockholders' equity
Liabilities
Deposits	$3,675,599	$3,048,020	$3,102,668	$3,099,761	$3,059,157
Junior subordinated debt	9,945	—	—	—	—
Borrowings	320,263	130,000	—	—	30,000
Other liabilities	62,821	58,840	56,296	60,598	57,497
Total liabilities	4,068,628	3,236,860	3,158,964	3,160,359	3,146,654
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	174	157	156	156	160
Additional paid in capital	170,670	128,486	127,153	126,106	136,181
Retained earnings	295,325	290,271	278,120	270,276	265,609
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,893)	(5,026)	(5,158)	(5,290)	(5,422)
Accumulated other comprehensive loss	(3,034)	(3,733)	(4,049)	(2,403)	(1,397)
Total stockholders' equity	458,242	410,155	396,222	388,845	395,131
Total liabilities and stockholders' equity	$4,526,870	$3,647,015	$3,555,186	$3,549,204	$3,541,785
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,370,063 at March 31, 2023; 15,673,595 at December 31, 2022; 15,632,348 at September 30, 2022; 15,591,466 at June 30, 2022; and 15,978,262 at March 31, 2022.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2023	March 31, 2022
Interest and dividend income
Loans	$47,908	$38,995	$120,148	$81,440
Commercial paper	—	184	1,300	869
Debt securities available for sale	1,183	1,151	3,012	1,319
Other investments and interest-bearing deposits	1,575	1,072	3,535	2,360
Total interest and dividend income	50,666	41,402	127,995	85,988
Interest expense
Deposits	7,864	3,603	12,862	4,028
Junior subordinated debt	109	—	109	—
Borrowings	1,239	254	1,505	45
Total interest expense	9,212	3,857	14,476	4,073
Net interest income	41,454	37,545	113,519	81,915
Provision (benefit) for credit losses	8,760	2,240	14,987	(4,005)
Net interest income after provision (benefit) for credit losses	32,694	35,305	98,532	85,920
Noninterest income
Service charges and fees on deposit accounts	2,256	2,523	7,117	7,101
Loan income and fees	562	647	1,779	2,536
Gain on sale of loans held for sale	1,811	1,102	4,499	10,927
BOLI income	522	494	1,543	1,500
Operating lease income	1,505	1,156	4,246	4,920
Gain (loss) on sale of premises and equipment	900	1,127	2,015	(87)
Other	754	1,405	2,963	2,496
Total noninterest income	8,310	8,454	24,162	29,393
Noninterest expense
Salaries and employee benefits	16,246	14,484	45,545	44,882
Occupancy expense, net	2,467	2,428	7,291	7,201
Computer services	2,911	2,796	8,470	7,817
Telephone, postage, and supplies	613	575	1,791	1,946
Marketing and advertising	372	481	1,443	2,110
Deposit insurance premiums	612	546	1,700	1,280
Core deposit intangible amortization	606	26	666	208
Merger-related expenses	4,741	250	5,465	—
Other	4,265	4,490	12,627	12,194
Total noninterest expense	32,833	26,076	84,998	77,638
Income before income taxes	8,171	17,683	37,696	37,675
Income tax expense	1,437	4,025	8,105	8,047
Net income	$6,734	$13,658	$29,591	$29,628

Per Share Data

	Three Months Ended		Nine Months Ended
	March 31, 2023	December 31, 2022	March 31, 2023	March 31, 2022
Net income per common share(1)
Basic	$0.40	$0.90	$1.91	$1.87
Diluted	$0.40	$0.90	$1.90	$1.84
Average shares outstanding
Basic	16,021,994	15,028,179	15,341,222	15,666,093
Diluted	16,077,116	15,161,153	15,449,060	15,997,377
Book value per share at end of period	$26.38	$26.17	$26.38	$24.73
Tangible book value per share at end of period(2)	$23.93	$24.53	$23.93	$23.13
Cash dividends declared per common share	$0.10	$0.10	$0.29	$0.26
Total shares outstanding at end of period	17,370,063	15,673,595	17,370,063	15,978,262
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Nine Months Ended
	March 31, 2023	December 31, 2022	March 31, 2023	March 31, 2022
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	0.69%	1.54%	1.07%	1.12%
Return on equity (ratio of net income to average equity)	6.21	13.37	9.52	9.91
Yield on earning assets	5.56	5.00	4.96	3.51
Rate paid on interest-bearing liabilities	1.42	0.67	0.80	0.23
Average interest rate spread	4.14	4.33	4.16	3.28
Net interest margin(2)	4.55	4.53	4.40	3.34
Average interest-earning assets to average interest-bearing liabilities	140.57	143.67	142.31	138.24
Noninterest expense to average total assets	3.37	2.94	3.07	2.94
Efficiency ratio	65.98	56.69	61.74	69.83
Efficiency ratio – adjusted(3)	57.15	58.12	58.56	69.19
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Asset quality ratios
Nonperforming assets to total assets(1)	0.18%	0.17%	0.20%	0.18%	0.16%
Nonperforming loans to total loans(1)	0.22	0.21	0.24	0.22	0.22
Total classified assets to total assets	0.49	0.50	0.54	0.61	0.61
Allowance for credit losses to nonperforming loans(1)	600.47	629.40	561.10	566.83	534.06
Allowance for credit losses to total loans	1.30	1.30	1.34	1.25	1.15
Net charge-offs (recoveries) to average loans (annualized)	0.01	0.25	0.01	(0.10)	(0.11)
Capital ratios
Equity to total assets at end of period	10.12%	11.25%	11.14%	10.96%	11.16%
Tangible equity to total tangible assets(2)	9.27	10.62	10.50	10.31	10.51
Average equity to average assets	11.14	11.50	11.00	10.93	11.32
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2023, there were $2.3 million of restructured loans included in nonaccruing loans and $3.6 million, or 45.1%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial real estate loans
Construction and land development	$368,756	$328,253	$310,985	$291,202	$251,668
Commercial real estate – owner occupied	524,247	340,824	336,456	335,658	332,078
Commercial real estate – non-owner occupied	926,991	690,241	661,644	662,159	688,071
Multifamily	85,285	69,156	79,082	81,086	82,035
Total commercial real estate loans	1,905,279	1,428,474	1,388,167	1,370,105	1,353,852
Commercial loans
Commercial and industrial	229,840	194,679	205,844	193,313	170,098
Equipment finance	440,345	426,507	411,012	394,541	378,629
Municipal leases	138,436	135,922	130,777	129,766	130,260
Total commercial loans	808,621	757,108	747,633	717,620	678,987
Residential real estate loans
Construction and land development	105,617	100,002	91,488	81,847	72,735
One-to-four family	518,274	400,595	374,849	354,203	347,945
HELOCs	193,037	194,296	164,701	160,137	155,356
Total residential real estate loans	816,928	694,893	631,038	596,187	576,036
Consumer loans	118,505	105,148	100,945	85,383	90,663
Total loans, net of deferred loan fees and costs	3,649,333	2,985,623	2,867,783	2,769,295	2,699,538
Allowance for credit losses – loans	(47,503)	(38,859)	(38,301)	(34,690)	(31,034)
Loans, net	$3,601,830	$2,946,764	$2,829,482	$2,734,605	$2,668,504
As of March 31, 2023, $26.8 million of commercial and industrial and $4.4 million of consumer loans were purchased from fintech partners. As of June 30, 2022, $17.5 million of commercial and industrial and $0.4 million of consumer loans were purchased from fintech partners. Although we value these strategic relationships, in August 2022 we temporarily paused purchases within both loan segments until the impact of the current economic environment upon these portfolios can be better understood.
Deposits

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Core deposits
Noninterest-bearing accounts	$872,492	$726,416	$794,242	$745,746	$704,344
NOW accounts	678,178	638,896	636,859	654,981	652,577
Money market accounts	1,299,503	992,083	960,150	969,661	1,026,595
Savings accounts	228,390	230,896	240,412	238,197	232,831
Total core deposits	3,078,563	2,588,291	2,631,663	2,608,585	2,616,347
Certificates of deposit	597,036	459,729	471,005	491,176	442,810
Total	$3,675,599	$3,048,020	$3,102,668	$3,099,761	$3,059,157
The following bullet points provide further information regarding the composition of our deposit portfolio as of March 31, 2023:
•Total deposits increased $57.0 million, or 1.9% (7.6% annualized), during the quarter, excluding the $570.6 million assumed as part of the merger with Quantum.
•The balance of uninsured deposits was $730.4 million, or 19.9% of total deposits, which excludes collateralized deposits to municipalities.
•The balance of brokered deposits was $134.9 million, or 3.7% of total deposits.
•Total deposits are evenly distributed between commercial and consumer depositors.
•The average balance of our deposit accounts was $33,000.
•Our largest 25 depositors made up $643.8 million, or 17.5% of total deposits. Of these depositors, $443.5 million, or 12.1% of total deposits, are collateralized deposits to municipalities.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2023	March 31, 2022
Noninterest expense	$32,833	$26,076	$84,998	$77,725
Less: merger expense	4,741	250	5,465	—
Noninterest expense – adjusted	$28,092	$25,826	$79,533	$77,725

Net interest income	$41,454	$37,545	$113,519	$81,915
Plus: tax-equivalent adjustment	290	287	864	937
Plus: noninterest income	8,310	8,454	24,162	29,393
Less: gain on sale of equity securities	—	721	721	—
Less: gain (loss) on sale of premises and equipment	900	1,127	2,015	(87)
Net interest income plus noninterest income – adjusted	$49,154	$44,438	$135,809	$112,332

Efficiency ratio	65.98%	56.69%	61.74%	69.83%
Efficiency ratio – adjusted	57.15%	58.12%	58.56%	69.19%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total stockholders' equity	$458,242	$410,155	$396,222	$388,845	$395,131
Less: goodwill, core deposit intangibles, net of taxes	42,642	25,663	25,683	25,710	25,742
Tangible book value	$415,600	$384,492	$370,539	$363,135	$369,389
Common shares outstanding	17,370,063	15,673,595	15,632,348	15,591,466	15,978,262
Book value per share at end of period	$26.38	$26.17	$25.35	$24.94	$24.73
Tangible book value per share at end of period	$23.93	$24.53	$23.70	$23.29	$23.12
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Tangible equity(1)	$415,600	$384,492	$370,539	$363,135	$369,389
Total assets	4,526,870	3,647,015	3,555,186	3,549,204	3,541,785
Less: goodwill and core deposit intangibles, net of taxes	42,642	25,663	25,683	25,710	25,742
Total tangible assets	$4,484,228	$3,621,352	$3,529,503	$3,523,494	$3,516,043

Tangible equity to tangible assets	9.27%	10.62%	10.50%	10.31%	10.51%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.